UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 7, 2005

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-16447 (Commission File No.)	77-0123732 (I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

     During a conference call this morning for investors and the general public and at the Bear Stearns 16th Annual Technology Conference in New York City today, Maxtor Corporation (the “Company”) executives will provide the following update regarding the outlook for the second quarter ending July 2, 2005, based on the current quarter to date:

•	Demand thus far in the quarter for both desktop and enterprise drives is at the low end of historic seasonal declines.

•	Inventory in the channel is slightly below five weeks for the Company.

•	Pricing is stable and within the Company’s expectations.

•	The Company received limited incremental media in the second quarter. Some of the media was incorporated into drives for shipment in the quarter, allowing the Company to improve its product mix and bring up the low end of earlier revenue guidance.

•	The Company has authorized a total of five new lines for media production in the U.S. that is expected to come on line in the fourth quarter of 2005 through the second quarter of 2006. In addition, the Company has decided to increase its capacity to manufacture aluminum substrates. As a result of this decision, a previously anticipated $7 million charge for a building restructuring will not be taken.

•	Updated guidance for the Company’s second quarter financial results will be provided in the investor conference call.

Item 8.01 Other Matters.

     The Company recently determined that share reserve increases for its 1998 Employee Stock Purchase Plan for 2,100,000 and 9,000,000 shares, approved by the Company’s stockholders at the 2000 and 2002 Annual Meetings, respectively, had not been registered on a Form S-8 registration statement prior to the offer and sale of the shares to plan participants as required by the Securities Act of 1933. The unregistered shares were purchased by employees at prices ranging from a low of $3.15 to a high of $8.12 per share. The Company intends to file a Form S-3 registration statement registering a rescission offer to certain plan participants who purchased the unregistered securities as promptly as practicable. The Company does not believe that the failure to register the shares or the rescission offer will have a material impact on the Company’s financial statements, results of operations or financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2005

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
Name:	Duston M. Williams
Title:	Executive Vice President, Finance and Chief Financial Officer